UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TCF Financial Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Commencing April 12, 2013, members of our Investor Relations staff discussed and/or sent the following list of talking points in connection with solicitation of the proxies of certain stockholders.

2013 Annual Meeting Investor Discussion Topics

1.              TCF’s 19.9% total shareholder return for 2012 exceeds both the S&P 500’s 16.0% return and the ISS-selected 2012 peer group total shareholder return of 12.4%.

2.              TCF’s total shareholder return was significantly higher in 2012 than 2011, and each of ISS’s quantitative pay-for-performance metrics (relative alignment, absolute alignment and multiple of peer group median compensation) showed scores more favorable to TCF in 2012 than they did in 2011.

3.              None of TCF’s named executive officers received a cash incentive payment for fiscal 2012 performance.  ISS reported that the median CEO in the ISS-selected peer group received 2012 cash incentive compensation of $737,000, representing 82.6% of the ISS peer group’s median CEO base salary.  TCF’s 2012 total shareholder return exceeded the ISS peer group’s total shareholder return by over 60% (19.9% vs. 12.4%).

4.              TCF has continued its strong performance, with total shareholder return for the period from January 1, 2012 to March 31, 2013 of 48.2%, which is significantly above TCF’s peer group total shareholder return of 28.3%.

5.              TCF believes it is inappropriate to consider potential 2013 compensation in the absence of 2013 performance or actual 2013 compensation, which will not be known until the conclusion of 2013.  TCF conducts annual say-on-pay votes to allow shareholders to advise TCF on compensation in the full context of performance and final compensation decisions.

6.              Although Mr. Cooper’s base salary increased by $550,000 in 2012, and cash incentive opportunity correspondingly increased by $550,000 (none of which was earned or paid), Mr. Cooper’s long-term incentive compensation decreased by $2.2 million in 2012, and Mr. Cooper’s total compensation reported in the Summary Compensation table in 2012 declined 29.6% from the 2011 compensation that ISS supported.

7.              71.7% of Mr. Cooper’s total 2012 compensation is in the form of long-term compensation subject to performance conditions, and 96% of all long-term incentive compensation awarded to the named executives in 2012 is subject to performance conditions.  In addition, the 2011 and 2012 awards to Mr. Cooper contain a further deferral provision, except for limited permissible distribution events.

8.              The Compensation Committee is charged with balancing compensation between long- and short-term elements in order to retain and attract executives, including TCF’s named executive officers.  This requires the Committee to annually review the timing and amounts of compensation available.  For example, the 2011 restricted stock award to Mr. Cooper will continue to be deferred following its vesting until January 1, 2017.  In the event that Mr. Cooper is still employed by TCF then, it will be further deferred until six months following Mr. Cooper’s separation from service.  Long-term performance-based stock awards made to Mr. Cooper in 2012 also defer 50% of any shares vesting based on performance for an additional two years.  TCF believes that these deferrals create a much higher degree of alignment of long-term interests between a CEO and stockholders than is seen at TCF’s peer institutions.  As a result of the amounts of long-term compensation subject to additional deferral periods, the Compensation Committee believed that allocating a higher amount of 2013 compensation to short-term incentive compensation was warranted.  Despite a higher cash incentive opportunity, Mr. Cooper’s total compensation opportunity will again decrease for 2013 (after decreasing in 2012) unless additional equity awards are made.

9.              The performance-based restricted stock award granted to Mr. Cooper in 2012 cannot vest based on a single year’s performance, and will only fully vest based on performance if TCF’s return on average assets (“ROA”) exceeds 1.0% for four consecutive quarters and then exceeds 1.2% for an additional four consecutive quarter period (both substantial increases over both 2011 and 2012 levels).

10.       ROA and reductions in provision for loan and lease losses and non-performing assets are critical metrics that TCF’s investors continually monitor, ask questions about on investor and earnings calls, and utilize in their investment decisions.  Accordingly, the Compensation Committee selected these metrics for 2013 cash incentive compensation.

11.       Additionally, the Compensation Committee can use negative discretion to the extent that it does not believe that having met performance targets truly measures the value provided by executives.  Any numerical targets allow for potentially unintended results, and the Compensation Committee has the discretion to reduce any awards.

12.       At TCF’s 2012 Annual Meeting of Stockholders, over 75% of TCF stockholders voting (excluding broker non-votes and abstentions) supported compensation paid to TCF’s named executive officers.

13.       Over the past year, TCF took a number of steps to build upon its compensation goals and overall pay-for-performance philosophy which included the following:

a.              Adopting an anti-hedging policy, which prohibits TCF personnel from engaging in short sales, buying or selling put or call options, or entering into hedging transactions with respect to their ownership of TCF securities;

b.              Implementing rigorous stock ownership guidelines which require TCF’s CEO to maintain stock ownership of at least five times his base salary and each other named executive officer to maintain stock ownership of at least three times their annual base salary.

14.       In January 2012, eliminated the automatic renewal and excise tax gross-up provisions of Mr. Cooper’s employment agreement.